Exhibit 99.4
October 10, 2011
Message to Management
I am excited to announce Superior has signed a definitive agreement today to acquire Complete Production Services.
While Superior has a long history of successful acquisitions, this transaction is much different as it is significantly larger and will have a transformational impact on our company. Based on Wall Street consensus estimates, the merger of our companies increases our approximately 2011 revenue from approximately $2.0 billion to a combined $4.2 billion, on a pro forma basis. In addition, our estimated 2011 EBITDA, which is a proxy for cash flow, jumps from an approximately $580 million to $1.2 billion. These increases in revenue and EBITDA are achieved while maintaining a strong balance sheet, including no meaningful increase in our ratio of debt to EBITDA.
This acquisition significantly expands our operations, including the addition of pressure pumping, fluid management and well servicing rigs to our existing products and services in the North America land market. We expect to have approximately 430,000 horsepower in our pressure pumping fleet by year-end 2011, with purchase orders in place that would bring our capacity to over 650,000 horsepower by year-end 2012. In addition to these new service offerings, the acquisition strengthens our existing footprint in North America by doubling the number of coiled tubing units. Complete has minimal exposure outside of the North America land market.
While our position in the North American land market will be considerably stronger, this transaction also benefits other equally important aspects of our business. The additional cash flow generated from the transaction will better position us to continue growing our already strong Gulf of Mexico operations and enable us to explore new opportunities in this region that may complement our business strategy. In addition, the increased cash flow will provide a better financial platform to accelerate our expansion in the international markets, where our profile is still maturing and additional growth will be capital intensive.
Another attractive aspect resulting from the combination of Superior and Complete is that our inventory of talented people increases dramatically from approximately 6,000 to over 13,000 employees. This is significant as we all face daily challenges in terms of identifying skilled labor, especially during a period when the average age of our workforce continues to mature.
The company will immediately begin to plan the integration process and expects to close the transaction as early as year-end 2011. Once the transaction is closed, we will work closely with the Complete management team to implement the integration of the two companies. During the period leading up to and after the closing date I will communicate periodically regarding our progress, but I would like to share some initial observations as I know many of you may have questions.
1.	As with any large acquisition, it is natural for some employees to be concerned that the integration will lead to a reduction in our workforce. I can assure you this was not the reason for the acquisition and, in fact, we will likely need additional talented people once the transaction is closed. To illustrate the ongoing need for people in our company, our hiring activity has increased 50% over the past 12 months and we expect to exceed 2,000 new hires for 2011.

2.	The integration of Complete represents an unprecedented challenge for Superior; one that could make employees anxious and distracted. It is our job to communicate openly, dispel rumors and keep our people focused. Any lack of focus in our workforce impacts the safe work environment that we all desire.

3.	Until this transaction closes, we are competitors with Complete and should treat them accordingly. It would be inappropriate to initiate any discussions related to customers, pricing, market opportunities or the co-ordination of operations-related activities with Complete or its employees. Please continue to compete vigorously on a daily basis up until the closing of this transaction.

4.	We view the combination of Superior and Complete as an exciting opportunity for all employees and one that will create new business opportunities for our talented and creative workforce. We must leverage the new company with our creativity to take advantage of these opportunities and better serve our customers and shareholders.
To assist you in communicating information about this transaction with your employees, I have included two attachments: 1) Company press release associated with this transaction and 2) Discussion Guide with “Talking Points”, which will provide you an outline of the key points when discussing the acquisition with your employees and some “Frequently Asked Questions” to aid in responding to likely questions from your employees. Also, I will have a taped video message available on the company intranet discussing this announcement.
In closing, this transaction is a major step-change for our company and will create tremendous challenges going forward, but the potential rewards and opportunities are even greater. We must seize the moment, stay focused and embrace the idea the company has changed and will continue to change as we implement our growth strategy.
As always, I would like to thank everyone for your loyal support.
Dave